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                                                                    EXHIBIT 23.2

December 22, 1999





Advanced Environmental Recycling Technologies, Inc.:

We are aware that Advanced Environmental Recycling Technologies, Inc. has incorporated by reference in its S-3 Registration Statement filed December 29, 1999, its Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, which includes our reports dated April 27, 1999, August 6, 1999 and November 15, 1999, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

ARTHUR ANDERSEN LLP